EXHIBIT 99.1

XOMA Reports Third Quarter 2019 Royalty Asset Portfolio Highlights and Financial Results

15 new assets with royalty-bearing potential added to the portfolio during the quarter

EMERYVILLE, Calif., Nov. 05, 2019 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq: XOMA) today reported its third quarter 2019 financial results.

“XOMA’s portfolio of future potential royalty- and milestone-generating assets grew by 25% in the third quarter with the addition of 15 investigational compounds from Janssen Biotech and Palobiofarma. Since the third quarter of 2018, we have increased the number of assets in our royalty portfolio by 40%. We have firmly established XOMA as a potential source of non-dilutive, non-recourse capital among companies with partnered Phase 2 assets. We continue to assess multiple royalty monetization opportunities that could further expand and diversify our growing portfolio,” said Jim Neal, Chief Executive Officer at XOMA.

Recent Updates About Partnered Assets in Development
Novartis listed on ClinicalTrials.gov a Phase 2 safety and efficacy study investigating iscalimab (CFZ533) in children and young adults recently diagnosed with Type 1 diabetes. ClincialTrials.gov Identifier: NCT04129528.

Janssen Biotech listed a Phase 1b study on ClinicalTrials.gov investigating JNJ-64407564 in patients with multiple myeloma. ClinicalTrials.gov Identifier: NCT04108195.

Takeda opened recruitment for its Phase 1 study to evaluate subcutaneous TAK-079 added to standard of care regimens in participants with newly diagnosed multiple myeloma. ClinicalTrials.gov Identifier: NCT03984097.

AVEO Pharmaceuticals listed on ClinicalTrials.gov a Phase 2 study of ficlatuzumab with high-dose cytarabine (HiDAC) and HiDAC alone in adults with relapsed or refractory acute myeloid leukemia. ClinicalTrials.gov Identifier: NCT04100330.

Business Highlights
XOMA acquired a royalty interest in six clinical-stage assets targeting the adenosine pathway for $10.0 million from Palobiofarma S.L., including NIR178, which is being developed by Novartis as a novel checkpoint inhibitor for the treatment of solid tumors. Palobiofarma is developing the other five assets.

The Company significantly increased its portfolio of potential future royalty and milestone payments with the addition of multiple Janssen Biotech, Inc., drug candidates for which XOMA could receive future milestone and royalty payments of 0.75% on net sales.

As a result of Rezolute, Inc.’s successful series of fundraising rounds, XOMA received $4.9 million in milestone payments during the third quarter. During its capital raising activities in the third quarter, Rezolute communicated its intent to commence a Phase 2b study for RZ358 during 2019.

Financial Results
XOMA recorded total revenues of $8.9 million for the third quarter of 2019, compared with $0.9 million in the third quarter of 2018. The increase was due to $6.0 million in revenue recognized from Rezolute and $2.5 million from Janssen Biotech, Inc., under our respective license agreements.

Research and development expenses were $0.1 million for the third quarter of 2019, compared to $0.6 million for the third quarter of 2018. The decrease for the three months ended September 30, 2019, compared to the same period of 2018, was primarily due to a $0.3 million pass-through license fee incurred based on the achievement of a development milestone by one of our partners in the third quarter of 2018 and a $0.2 million decrease in salary and related expenses.

General and administrative expenses were $5.8 million for the third quarter of 2019, compared to $4.7 million for the third quarter of 2018. The increase of $1.1 million for the three months ended September 30, 2019, as compared to the same period of 2018, was primarily due to executing a separation agreement with our Chief Business Officer resulting in $0.5 million in stock compensation expense associated with stock option modifications and $0.4 million in separation benefits.

Total other income, net was $0.8 million for the third quarter of 2019, compared to $0.9 million for the third quarter of 2018. The decrease of $0.1 million was primarily due to income of $0.5 million received in 2018 from Ology Bioservices related to the disposition the Company’s biodefense business in 2016, partially offset by an increase of $0.3 million in sublease income.

Net income for the third quarter of 2019 was $3.2 million, compared to net loss of $4.6 million for the third quarter of 2019.

On September 30, 2019, XOMA had cash of $39.7 million. The Company ended December 31, 2018, with cash of $45.8 million. During the third quarter of 2019, XOMA acquired a royalty interest position on six assets from Palobiofarma, including one asset being developed by Novartis. The $10.0 million Royalty Purchase Agreement with Palobiofarma, was funded with $5.0 million from XOMA’s cash balance and $5.0 million through a drawdown of XOMA’s line of credit from Silicon Valley Bank. The Company’s current cash balance is expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation
XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders and cash sufficiency forecast. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

XOMA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash	$39,744	$45,780
Trade and other receivables	3,783	1,468
Prepaid expenses and other current assets	519	378
Total current assets	44,046	47,626
Property and equipment, net	40	59
Operating lease right-of-use assets	5,929	—
Long-term royalty receivables	34,375	15,000
Long-term equity securities	873	392
Other assets	832	708
Total assets	$86,095	$63,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$923	$1,244
Accrued and other liabilities	1,100	2,382
Contingent consideration under royalty purchase agreements	75	—
Operating lease liabilities	2,353	—
Unearned revenue recognized under units-of-revenue method	859	490
Contract liabilities	798	798
Current portion of long-term debt	3,981	789
Total current liabilities	10,089	5,703
Unearned revenue recognized under units-of-revenue method – long-term	15,876	17,017
Long-term debt	28,698	21,690
Long-term operating lease liabilities	5,189	—
Other liabilities – long-term	457	590
Total liabilities	60,309	45,000

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 6,256 shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,752,269 and 8,690,723 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	65	65
Additional paid-in capital	1,215,784	1,211,122
Accumulated deficit	(1,190,063)	(1,192,402)
Total stockholders’ equity	25,786	18,785
Total liabilities and stockholders’ equity	$86,095	$63,785

XOMA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Revenue from contracts with customers	$8,525	$775	$17,176	$3,518
Revenue recognized under units-of-revenue method	330	121	772	96
Total revenues	8,855	896	17,948	3,614

Operating expenses:
Research and development	143	637	1,123	1,445
General and administrative	5,821	4,657	16,709	14,236
Restructuring	-	909	-	1,368
Total operating expenses	5,964	6,203	17,832	17,049

Income (loss) from operations	2,891	(5,307)	116	(13,435)

Other income (expense), net:
Interest expense	(484)	(209)	(1,336)	(557)
Other income, net	771	938	3,559	3,661

Net income (loss) and comprehensive income (loss)	$3,178	$(4,578)	$2,339	$(10,331)

Net income (loss) and comprehensive income (loss) available to common stockholders, basic	$1,851	$(4,578)	$1,362	$(10,331)

Net income (loss) and comprehensive income (loss) available to common stockholders, diluted	$1,911	$(4,578)	$1,403	$(10,331)

Basic net income (loss) per share available to common stockholders	$0.21	$(0.55)	$0.16	$(1.24)

Diluted net income (loss) per share available to common stockholders	$0.20	$(0.55)	$0.15	$(1.24)

Weighted average shares used in computing basic net income (loss) per share available to common stockholders	8,731	8,386	8,721	8,354

Weighted average shares used in computing diluted net income (loss) per share available to common stockholders	9,441	8,386	9,379	8,354

Investor contact:
Juliane Snowden
Oratorium Group, LLC
+1 646-438-9754
jsnowden@oratoriumgroup.com

Media contact:
Kathy Vincent
KV Consulting & Management
+1 310-403-8951
kathy@kathyvincent.com